UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 28, 2012

WELLS TIMBERLAND REIT, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-53193	20-3536671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway
Norcross, Georgia 30092-3365
          (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (770) 449-7800

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets

On September 28, 2012, Wells Timberland REIT, Inc. (the "Company"), through Timberlands II, LLC. ("Timberlands II"), a wholly owned subsidiary of Wells Timberland Operating Partnership, L.P. ("Wells Timberland OP"), for which the Company serves as the General Partner, completed an acquisition of approximately 29,300 acres of timberland (the "Property") where it previously held long-term leasehold interests, from the Alexander Brothers Lumber Company, Inc. and certain individuals (collectively, the "Seller"), for a purchase price of $20.5 million, exclusive of customary closing costs. In addition, the Company entered into an agreement with National Christian Foundation ("NCF") to buy out its interest in approximately 12,400 acres of the Property and in approximately 2,000 additional acres where the Company continues to hold long-term leasehold interests for approximately $2.0 million. The Company will make annual payments on approximately 8,100 acres of the Property at a per-acre rate equal to the then-current lease rate to the Seller through May 2022. The Seller and NCF are not affiliated with the Company or its officers or directors. The acquisition was funded with cash on-hand and debt financing. For a description of the related debt financing, see Item 2.03 below. The Property is located within the Company's Mahrt Timberland on the Lower Piedmont and Upper Coastal Plains of East Central Alabama and West Central Georgia.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 28, 2012, the Company, through Timberlands II and Wells Timberland OP (the “Borrowers”), entered into a first mortgage loan agreement (the "Credit Agreement") with a syndicate of banks with CoBank, ACB ("CoBank") serving as administrative agent, lead arranger, and bookrunner; Cooperatieve Centrale Raiffelsen-Boerenleenbank, B.A. ("RaboBank") serving as documentation agent; and Agfirst Farm Credit Bank serving as syndication agent.

Under the Credit Agreement, the Borrowers initially can borrow up to $148 million in principal, including $133 million through a term loan facility ("Term Loan") and up to $15 million through a revolving credit facility ("Revolver"). The Borrower has the ability to increase the amount of the Term Loan by up to $50 million ("Incremental Loan") during the term of the Credit Agreement, provided that no bank participating in the syndicate has any obligation to participate in such increase. All amounts borrowed under the Term Loan, the Revolver, and the Incremental Loan (together, the "CoBank Loan") mature on August 11, 2018. The CoBank Loan is secured by a first mortgage in the Mahrt Timberland, a first priority security interest in all bank accounts held by the Company, and a first priority security interest on all other assets of the Company.

The CoBank Loan bears interest at an adjustable rate based on, at the option of the Company, either the one-, two-, or three-month London Interbank Offered Rate ("LIBOR") plus an applicable margin ranging from 2.00% to 2.75% (the "LIBOR Rate") or at an alternate base rate plus an applicable margin ranging from 1.00% to 1.75% (the "Base Rate"). The Base Rate for any day is, as announced by CoBank on the first business day of each week, as the higher of (a) 1.50% greater than one-month LIBOR or (b) the prime rate as published from time to time in the Eastern Edition of the Wall Street Journal as the average prime lending rate for seventy percent (70%) of the United States' ten largest commercial banks, or, if the Wall Street Journal shall cease publication or cease publishing the “prime rate” on a regular basis, such other regularly published average prime rate applicable to such commercial banks as is acceptable to the lenders in their reasonable discretion. The margin component of the LIBOR Rate and the Base Rate is based on the ratio of the amount outstanding on the loan to the value of Mahrt Timberland ("LTV Ratio").

The Borrowers are required to pay a fee on the unused portion of the Revolver in an amount equal to the daily unused amount of the Revolver multiplied by a rate equal to (a) 0.375% per annum, if the LTV Ratio is greater than 40%,

(b) 0.250% per annum, if the LTV Ratio is equal to or greater than 35% and less than 40%, and (c) 0.200% per annum, if the LTV Ratio is less than 35%.

The CoBank Loan is subject to mandatory prepayment from proceeds generated from dispositions of timberland and lease terminations. The mandatory prepayment excludes (1) the first $4.0 million of cost basis of timberland dispositions in any fiscal year if (a) LTV Ratio calculated on a pro forma basis after giving effect to such disposition does not exceed 40%, and (b) such cost basis is used as permitted under the Credit Agreement; and (2) lease termination proceeds of less than $2.0 million in a single termination until aggregate lease termination proceeds during the term of the CoBank loan exceeds $5.0 million. The Borrowers may make voluntary prepayments at any time without premium or penalty.

The CoBank Loan contains, among others, the following financial covenants:

•	Requires a fixed charge coverage ratio of not less than 1.05:1.00 at the end of each fiscal quarter;

•	Limits the LTV Ratio to 45% at the end of each fiscal quarter and upon the sale or acquisition of any property.
The Company was in compliance with these financial covenants as of September 28, 2012 and expects to remain in compliance with these financial covenants.

Proceeds from the Term Loan were used to fund the closing costs, fund interest payment of approximately $0.3 million, pay off the remaining principal balance of the Mahrt Loan of approximately $118.1 million, and partially fund the Property acquisition (see Item 2.01 above). As of September 28, 2012, the outstanding balance of the CoBank Loan was approximately $133.0 million, all of which was outstanding under the Term Loan.

Item 8.01 Other Events

On September 26, 2012, the United States District Court for the District of Georgia granted the defendants' motion for summary judgment in the previously disclosed purported class action and derivative complaint, styled In re Wells Real Estate Investment Trust, Inc. Securities Litigation, against Piedmont Office Realty Trust, Inc. (formerly Wells Real Estate Investment Trust, Inc.); the directors of Piedmont Office Realty Trust, including Donald S. Moss, one of the Company's independent directors; certain affiliated entities of Wells Real Estate Funds, Inc.; and certain individuals (including Leo F. Wells, III, our President and Chairman, and Douglas P. Williams, our Chief Financial Officer) who formerly served as officers and directors of Piedmont Office Realty Trust prior to its internalization of its advisor.  As a result, the case has been dismissed.  Plaintiffs have the right to appeal.

For more detailed information regarding the litigation, see “Management's Discussion and Analysis of Financial Condition and Results of Operations - Related-Party Transactions and Agreements - Assertion of Legal Action Against Related Parties” in the Company's current report on Form 10-Q for the quarterly period ended June 30, 2012.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WELLS TIMBERLAND REIT, INC.

Date: October 4, 2012	By:	/s/ DOUGLAS P. WILLIAMS
Douglas P. Williams Executive Vice President, Secretary, Treasurer and Principal Financial Officer